Exhibit 99.2

William R. Hartman Elected Lead Independent Director of Royal Bancshares of Pennsylvania

NARBERTH, PA--(Marketwire - Mar 29, 2012) - Today Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) announced that William R. Hartman has been elected lead independent director by the company's board of directors, in an effort to further improve the company's corporate governance. In this capacity, Mr. Hartman will serve as a liaison between the chairman of the board, management, and the independent directors, lead executive sessions of the board's independent directors, and oversee the agenda and schedule for the board of directors in conjunction with the chairman of the board, among other responsibilities. Mr. Hartman has been a member of Royal's board of directors since March 2011.

Mr. Hartman is a 37-year veteran of the banking industry. From 2002 to 2009 he served as chief executive officer of Citizens Republic Bancorp, the largest independent Bank headquartered in Michigan, also holding the titles of chairman and president. Prior to that he was chairman, president and CEO for two subsidiaries of Banc One Corporation, which was one of the largest regional bank holding companies in the United States. Prior to joining Banc One Corporation, Hartman spent twelve years with Hamilton Bank, a subsidiary of CoreStates Financial Corp, headquartered in Philadelphia, ultimately holding the position of Executive Vice President and head of commercial banking. He also served as a director of the Detroit branch of the Federal Reserve Bank of Chicago.

In commenting on the announcement, Robert R. Tabas, chairman and chief executive officer of Royal, stated, "Bill Hartman has been a valuable asset to the entire Royal board of directors. His breadth and depth of banking industry and public company leadership experience brings a unique perspective to our meetings. With his input we have been able to strengthen our ability to capture new business, enhance risk management protocols and procedures, and set the stage for the continuous improvement and evolution of our company. Electing him lead independent director was a natural step as we continue to evolve Royal's corporate governance and adopt best practices for publicly-traded companies."

Bill Hartman added, "I'm grateful to work with the Royal board of directors as we continue to strengthen the bank. As lead independent director I will work closely with Robert Tabas, management, and my fellow board members to move Royal forward and build shareholder value."

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past nearly 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report - Form 10-K for the year ended December 31, 2010.